Exhibit 99.1

(REVISED)

CTC MEDIA REPORTS

2008 FIRST QUARTER RESULTS

FIRST QUARTER

- Consolidated Revenue Increases 31.3% to $136.7 Million -

- OIBDA(1) Increases 24.7% to $55.2 Million -

- Net Income of $41.7 Million, $0.26 Earnings Per Share -

MOSCOW – April 29, 2008 – CTC Media, Inc. (NASDAQ: CTCM), a leading television broadcaster in Russia, today reported financial results for the three month period ended March 31, 2008.

US$ 000’s, except per share	Three Months Ended March 31
data	2007	2008	Change
Total operating revenues	$104,121	$136,746	31.3%
Total operating expenses	(65,605)	(83,714)	27.6%

OIBDA(1)	44,288	55,236	24.7%

Net income	$28,123	$41,713	48.3%
Fully diluted earnings per share	$0.18	$0.26	44.4%

First Quarter Financial Highlights

•	Consolidated revenue increased 31% to $136.7 million
•	Advertising revenue in Russia increased by 38% to $134.4 million
•	OIBDA increased 25% to $55.2 million, OIBDA margin of 40.4%
•	Net income increased 48% to $41.7 million
•	$0.26 fully diluted earnings per share, an increase of 46%

First Quarter Operational Highlights

•

Entered into definitive agreement to acquire the DTV group, which operates a national free-to-air television network and a group of 24 owned-and-operated stations in Russia — closed the acquisition in April 2008;

•	Re-launched Channel 31 in Kazakhstan with a new schedule, programming and brand image;
•	Turned our CTC unmanned repeater in Petrozavodsk into an owned-and-operated station to gain access to local advertising market; and
•	Received ‘BB-’ long-term corporate credit rating with stable outlook from Standard & Poor’s.

(1) OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA is a non-GAAP financial measure. Please refer to Attachment A for a reconciliation of OIBDA to net income.

Alexander Rodnyansky, Chief Executive Officer, commented, “We are extremely satisfied with the first quarter financial results, which once again proves that CTC Media continues to strengthen its position as the leading independent media company in Russia. The increase in our total operating revenue in the first quarter by 31% and especially the increase in our advertising revenue in Russia by 38% in the same period represent the best example of CTC effectively capitalizing on the growth of the Russian advertising market. In the increasingly fragmented free-to-air environment, CTC Media continues to deliver quality programming to its target audience, while the high affinity of our channels in Russia allows us to deliver a premium, loyal audience to advertisers.

“We continued to successfully execute on our growth strategy. We started commercial broadcasting of CTC-Uzbekistan and re-launched Channel 31 in Kazakhstan in the CTC format. The first several weeks of broadcasting in Kazakhstan proved to be tremendously successful, and we believe we are well positioned to further strengthen our position with Kazakh viewers and in the overall market in the years ahead.

“Another important milestone was entering into the definitive agreement to acquire the DTV group, with the subsequent closing of the deal in April 2008. As a result, CTC Media currently operates three free-to-air national TV channels in Russia, allowing us to provide a unique offer to advertisers and audiences. We are focused on improving DTV’s programming line-up for the fall television season which we believe will make the channel even more attractive to its premium male audience.

“We are off to a terrific start in 2008. Our management team and employees are focused on executing our strategic plan, and we are positioned to continue to benefit from the strong growth of the Russian and CIS markets.  We are prudently executing on a number of growth initiatives that will diversify our business, broaden our market exposure and seek to create additional value for shareholders.”

Results for the Three Months Ended March 31, 2008

CTC Network’s first quarter 2008 audience share was 8.8% as compared with 9.3% in the first quarter of 2007. CTC Network audience share in its target demographic (everyone aged 6-54) of 11.4% in the first quarter of 2008 compared to 11.5% in the first quarter of 2007 demonstrating CTC’s increased affinity. CTC remains the fourth most watched broadcaster in Russia overall. Domashny’s audience share demonstrated healthy growth from 1.9% in the first quarter of 2007 to 2.3% in the first quarter of 2008. Domashny Network audience share in its target demographic (females aged 25-60) of 2.9% was up from 2.3% in the first quarter of 2007.

	Average Audience Shares
	Q1 2007	Q1 2008
CTC Network
• all 4+ demographic	9.3%	8.8%
• target demographic (all aged 6-54)	11.5%	11.4%

Domashny Network
• all 4+ demographic	1.9%	2.3%
• target demographic (females aged 25-60)	2.3%	2.9%

CTC Media’s total operating revenue for the three months ended March 31, 2008 increased 31.3% to $136.7 million from $104.1 million for the three months ended March 31, 2007. CTC Media’s total operating revenue includes advertising revenue in Russia that increased 37.6% in the three months ended March 31, 2008 to $134.4 million from $97.7 million in the year ago period. The increase in revenues reflects the continued growth of the Russian television advertising market and higher advertising rates driven in part by a reduction of airtime available for advertising (i.e. reduction of inventory available for sale) in Russia starting January 1, 2008.

Consolidated total operating expenses in the first quarter of 2008 increased by 27.6% and amounted to $83.7 million compared to $65.6 million in the first quarter of 2007. Total operating expenses decreased as a percentage of revenue by 1.8% period-on-period. In absolute terms, total operating expenses primarily went up due to increased programming amortization expense, which was driven by higher programming costs, particularly for foreign movies and Russian-produced content, and increase in impairment charges. Impairment charges increased from $0.7 million to $5.1 million, when comparing the three months ended March 31, 2007 and 2008, due to a one-off charge related to relative underperformance of two Russian series launched in the first quarter of 2008. The increase in operating expenses driven primarily from increased programming amortization expense was offset by a $3.6 million decrease in depreciation and amortization expense principally caused by a change in the way in which we account for our broadcasting licenses. As of January 1, 2008, we no longer amortize broadcasting licenses over a 5-year useful life but treat them as intangible assets with an indefinite life and test them annually for impairment.

OIBDA increased 24.7% to $55.2 million for the first quarter of 2008 compared to $44.3 million in the first quarter of 2007. The OIBDA margin for the quarter was 40.4%, compared to 42.5% for the corresponding quarter of 2007.

Net income for the quarter was $41.7 million compared to $28.1 million for the three months ended March 31, 2007. Fully diluted income per share was $0.26 for the three months ended March 31, 2008, compared to $0.18 for the three months ended March 31, 2007.

Guidance

For the full year ending December 31, 2008, the Company reconfirms its guidance for consolidated total operating revenue in the range of $600 to $650 million, with a consolidated OIBDA margin in the range of 45-48%. This guidance range does not include expected revenues and OIBDA contribution from our CIS operations in Kazakhstan and Uzbekistan. The Company expects CIS operations to generate 2-3% of the CTC Media Group consolidated 2008 revenue. This guidance range also does not include expected revenues and OIBDA contribution from the recently acquired DTV network.

Conference Call

The Company will host a conference call to discuss its first quarter 2008 financial results today, Tuesday, April 29, at 9 a.m. ET, corresponding to 5 p.m. Moscow time, 2 p.m. London time. To access the conference call, please dial +1 973 582 2741 (International) or 8108 002 531 1012 (Russia) and reference pass code 42562935. A live webcast of the conference call will also be available on the investor relations section of the Company’s corporate Web site, located at www.ctcmedia.ru/investors. A replay of the conference call will be available through Tuesday, May 13, 2008, at midnight ET. The replay can be accessed by dialing +1 706 645 9291 or +1 800 642 1687. The pass code for the replay is 42562935. The webcast will also be archived on the Company’s Web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia. It owns and operates the CTC television network, whose signal is carried by more than 350 affiliate stations, including 21 owned-and-operated stations; the Domashny television network, whose signal is carried by over 230 affiliate stations, including 13 owned-and-operated stations; and the DTV television network, whose signal is carried by a number of affiliate stations, including 24 owned-and-operated stations. The combined audience share for the CTC, Domashny and DTV networks in 2007 was 12.9% and for the first quarter of 2008 was 13.0%. CTC Media owns two TV content production companies: COSTAFILM and SOHO MEDIA, and operates Channel 31 in Kazakhstan and a TV company in Uzbekistan. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

# # #

Contacts:

CTC Media, Inc.

Ivan Philippov (media)

Katya Ostrova (investors)

+7 495 785 6333

Brainerd Communicators, Inc.

Jenna Focarino (media)

Michael Smargiassi (investors)

+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include, among other things, guidance on CTC Media’s operating revenues and OIBDA margins for the year ending December 31, 2008, our ability to execute on our growth strategy and our ability to strengthen our positions with respect to the newly acquired DTV network in Russian and Channel 31 in Kazakhstan, reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, our ability to deliver audience share, particularly in primetime, to our advertisers ; changes in the size of the Russian television advertising market;; free-to-air television remaining a significant advertising forum in Russia; our reliance on a single television advertising sales house for substantially all of our revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 29, 2008. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur.  You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

(See attached financial statements)

Attachment A

SUPPLEMENTAL DISCLOSURES

REGARDING NON-GAAP FINANCIAL INFORMATION

OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). The Company believes that this metric is an appropriate and useful measure for evaluating the core current operating performance of its business. This metric is used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that it provides investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

The most directly comparable GAAP measure to the non-GAAP measure of OIBDA is net income. Unlike net income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of its intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

OIBDA also excludes other components of net income that the Company does not consider to be indicators of its core operating performance. Accordingly, it excludes from core operating performance certain items over which it does not have substantial managerial influence and that are not reflective of ordinary, ongoing and customary course activities. Such non-core items include foreign currency gains and losses, interest income and expense, gains on the sale of businesses, other non-operating gains and losses, equity in the income of investee companies that the Company does not control, income tax expense, and income attributable to minority interest shareholders.

Because OIBDA is not a GAAP measurement of financial performance, there are material limitations in its usefulness on a stand-alone basis, including the lack of comparability to the GAAP financial results of other companies. It should be considered in addition to, and not as a substitute for, net income. The items excluded from OIBDA are significant components in assessing our overall financial performance.

The following table presents a reconciliation of the Company’s consolidated OIBDA to consolidated net income for the three-month periods to March 31, 2007 and 2008:

	Three months ended March 31,
	2007	2008
	(in thousands of US dollars)

OIBDA	$44,288	$55,236
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(5,772)	(2,204)
Operating income	38,516	53,032
Foreign currency gains	27	678
Interest income	2,084	3,792
Interest expense	—	(6)
Other non-operating income, net	21	85
Equity in income of investee companies	511	293
Income before income tax and minority interest	41,159	57,874
Income tax expense	(12,145)	(15,090)
Income attributable to minority interest	(891)	(1,071)
Net income	$28,123	$41,713

In this press release, the Company provides guidance on the Company’s consolidated OIBDA for the year ending December 31, 2008. The following table presents a reconciliation of the Company’s projected OIBDA, based on the mid-point of the provided range, to projected operating income for the year ending December 31, 2008. To further reconcile operating income to net income, foreign currency gains (losses), interest income, interest expense, gains (losses) on the sale of businesses, other non-operating gains (losses), equity in income of investee companies, income tax expense and income attributable to minority interest would need to be added and/or subtracted, as appropriate, from operating income. The Company does not provide a quantitative reconciliation of projected consolidated OIBDA to projected consolidated net income because it believes that such a reconciliation is not available without unreasonable efforts.

Year Ending December 31, 2008 (Projected)
(in thousands)
OIBDA	$290,625
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(9,868)
Operating income	$280,757

Attachment B

CTC MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three Months Ended March 31,
	2007	2008

REVENUES:
Advertising	$97,651	$135,056
Sublicensing	5,830	1,078
Other revenue	640	612
Total operating revenues	$104,121	136,746
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights and sublicensing rights, shown below, exclusive of depreciation and amortization of $5,086 and $1,419 and inclusive of stock-based compensation of $26 and $213 for the three months ended March 31, 2007 and 2008, respectively)	(4,335)	(6,526)
Selling, general and administrative (exclusive of depreciation and amortization of $686 and $786 and inclusive of stock-based compensation of $3,044 and $3,146 for the three months ended March 31, 2007 and 2008 respectively)	(16,742)	(19,338)
Amortization of programming rights	(34,353)	(54,423)
Amortization of sublicensing rights	(4,403)	(1,223)
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(5,772)	(2,204)
Total operating expenses	(65,605)	(83,714)
OPERATING INCOME	38,516	53,032
FOREIGN CURRENCY GAINS	27	678
INTEREST INCOME	2,084	3,792
INTEREST EXPENSE	—	(6)
OTHER NON-OPERATING INCOME, net	21	85
EQUITY IN INCOME OF INVESTEE COMPANIES	511	293
Income before income tax and minority interest	41,159	57,874
INCOME TAX EXPENSE	(12,145)	(15,090)
INCOME ATTRIBUTABLE TO MINORITY INTEREST	(891)	(1,071)
NET INCOME	$28,123	$41,713

Net income attributable to preferred stockholders	$—	$—
Net income attributable to common stockholders	$28,123	$41,713
Net income per share attributable to common stockholders - basic	$0.19	$0.27
Net income per share attributable to common stockholders - diluted	$0.18	$0.26

Weighted average common shares outstanding - basic	151,528,988	152,124,975
Weighted average common shares outstanding - diluted	157,678,698	159,227,810

CTC MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three Months Ended March 31,
	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,123	$41,713
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit)	(1,637)	(4,594)
Depreciation and amortization	5,772	2,204
Amortization of programming rights	34,353	54,423
Amortization of sublicensing rights	4,403	1,223
Stock based compensation expense	3,070	3,359
Gain on disposal of property and equipment	(3)	—
Equity in income of unconsolidated investees	(511)	(293)
Income attributable to minority interest	891	1,071
Foreign currency (gains)	(27)	(678)
Changes in operating assets and liabilities:
Trade accounts receivable	(10,683)	(12,925)
Prepayments	(689)	(434)
Other assets	(435)	(5,836)
Accounts payable and accrued liabilities	3,179	8,636
Deferred revenue	5,747	702
Other liabilities	238	9,521
Dividends received from equity investees	286	—
Acquisition of programming and sublicensing rights	(24,681)	(69,333)

Net cash provided by operating activities	47,396	28,759
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(1,377)	(1,272)
Acquisitions of intangibles	(74)	(2,388)
Acquisitions of businesses, net of cash acquired	(6,857)	(55,032)
Proceeds from sale of property and equipment	22	—
Other	1	(77)
Net cash used in investing activities	(8,285)	(58,769)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	19	1,283
Decrease in restricted cash	20	5
Dividends paid to minority interest	—	(18)
Net cash provided by (used in) financing activities	39	1,270
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,410	9,419
Net increase (decrease) in cash and cash equivalents	40,560	(19,320)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	176,542	307,073
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$217,102	$287,753

CTC MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2007	March 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$307,073	$287,753
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2007 - $435; March 31, 2008 - $672)	11,690	27,488
Taxes reclaimable	4,843	10,465
Prepayments	35,128	51,365
Programming rights, net	63,023	73,479
Deferred tax assets	12,938	15,814
Other current assets	3,342	5,515
TOTAL CURRENT ASSETS	438,037	471,879

RESTRICTED CASH	180	175
PROPERTY AND EQUIPMENT, net	24,768	27,111
INTANGIBLE ASSETS, net:
Broadcasting licenses	74,254	199,557
Trade names	6,828	7,128
Network affiliation agreements	1,333	833
Other intangible assets	801	5,691
Net intangible assets	83,216	213,209
GOODWILL	78,674	119,084
PROGRAMMING RIGHTS, net	36,161	47,308
SUBLICENSING RIGHTS, net	2,591	2,217
INVESTMENTS IN AND ADVANCES TO INVESTEES	6,557	7,096
PREPAYMENTS	12,026	8,337
DEFERRED TAX ASSETS	11,326	14,305
OTHER NON-CURRENT ASSETS	1,144	1,938
TOTAL ASSETS	$694,680	$912,659

(Continued on the next page)

	December 31, 2007	March 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,846	$45,421
Accrued liabilities	4,653	36,729
Taxes payable	14,507	25,140
Deferred revenue	11,866	15,600
Deferred tax liabilities	1,350	1,683
TOTAL CURRENT LIABILITIES	58,222	124,573
LONG TERM LOANS	224	235
DEFERRED TAX LIABILITIES	21,160	58,977
MINORITY INTEREST	3,182	48,058
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2007 - 152,124,096, March 31, 2008 - 152,144,096)”	1,521	1,521
Additional paid-in capital	348,752	352,450
Retained earnings	209,867	251,580
Accumulated other comprehensive income	51,752	75,265
TOTAL STOCKHOLDERS’ EQUITY	611,892	680,816

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$694,680	$912,659

SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

Three Months Ended March 31, 2007

	CTC Network	Domashny Network	CTC Station Group	Domashny Station Group	Business Segment Results	Eliminations and Other	Consolidated Results

Operating revenue	$76,613	$8,532	$16,303	$3,198	$104,646	$(525)	$104,121
Operating income (loss)	39,403	430	7,617	(2,501)	44,949	(6,433)	38,516
Identifiable assets	338,201	33,612	94,578	68,980	535,371	4,421	539,792
Capital expenditures	(172)	(24)	(689)	(428)	(1,313)	(138)	(1,451)
Depreciation and amortization	(260)	(151)	(1,532)	(3,305)	(5,248)	(524)	(5,772)
Amortization of programming rights	(27,919)	(5,308)	(1,170)	(1)	(34,398)	45	(34,353)
Amortization of sublicensing rights	(4,403)	—	—	—	(4,403)	—	(4,403)

Three Months Ended March 31, 2008

	CTC Network	Domashny Network	CTC Station Group	Domashny StationGroup	CIS Group	Business segment results	Eliminations and other	Consolidated results

Operating revenue	$98,029	$15,467	$20,014	$3,449	$650	$137,609	$(863)	$136,746
Operating income/ (loss)	45,536	4,534	10,632	(57)	(368)	60,277	(7,245)	53,032
Total assets	547,192	42,872	105,844	66,693	163,697	926,298	(13,639)	912,659
Capital expenditures	(767)	(56)	(1,909)	(854)	—	(3,586)	(74)	(3,660)
Depreciation and amortization	(244)	(172)	(501)	(625)	(131)	(1,673)	(531)	(2,204)
Amortization of programming rights	(45,057)	(7,824)	(1,407)	(6)	(289)	(54,583)	160	(54,423)
Amortization of sublicensing rights	(1,223)	—	—	—	—	(1,223)	—	(1,223)